Exhibit 99.1

News Release

Date: September 29, 2010 Nalco Announces Kathryn Mikells as New Chief Financial Officer	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Lisa Curran 630 305 1475 llcurran@nalco.com

(Naperville, Ill.) Nalco (NYSE: NLC) today announced that Kathryn Mikells will join the Company as Executive Vice President and Chief Financial Officer on completion of the merger between United and Continental airlines. Mikells is currently CFO of United Airlines parent company, UAL Corporation.

Mikells was named Chief Financial Officer of UAL in August 2008, and was appointed Executive Vice President in July 2009. Prior to being named Chief Financial Officer, Mikells served as Vice President of Investor Relations for United. She previously served as Vice President of Financial Planning and Analysis, Vice President and Treasurer, Vice President of Corporate Real Estate, Director of Corporate Planning and Chief Financial Officer of Mileage Plus. Mikells joined United in 1994 as a financial analyst.

“We are delighted that Kathryn has agreed to join Nalco’s leadership team and our drive to accelerate organic growth, expand our technology reach through R&D and acquisitions and deliver continued productivity improvements. Her deep financial expert leadership will complement the skills of the existing team and support robust and rapid analysis and decision making,” said Erik Fyrwald, Nalco Chairman and Chief Executive Officer. Mikells was widely credited with strengthening UAL’s financial position.

“We are very thankful for the many contributions that Brad Bell, our current CFO, has made during his seven years of leading the Company’s financial functions. He has played a major role in the success of the Company through this challenging period. We wish Brad all the best in his retirement.” Bell announced in May that he would retire from Nalco by year-end. Mikells will assume the Chief Financial Officer role when she joins the Company, with Bell providing transition support through year-end.

Mikells said she was energized by the opportunity to join Nalco. “The stability of Nalco’s business model, the contributions the Company makes to the sustainable development of the world’s most important resources, and the significant growth opportunities that exist in markets where Nalco is a proven leader make this an ideal situation in which to make meaningful contributions. After we successfully close the merger between United and Continental, I will be fully engaged in working hand-in-hand with the strong leadership team at Nalco to achieve its growth and profitability objectives.”

Prior to joining United, Mikells spent six years in the financial services sector, including positions at GE Capital's Corporate Finance Group, Household International and

NALCO COMPANY

Canadian Imperial Bank. She holds a master's of business from the University of Chicago and a bachelor's of science degree in finance from the University of Illinois Urbana-Champaign. Mikells serves on the board of directors of the Weitz Company.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability Indexes. More than 11,500 Nalco employees operate in 150 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2009, Nalco achieved sales of more than $3.7 billion. For more information visit www.nalco.com.

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This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.